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                                                                    EXHIBIT 10.4

                                ENGAGEMENT LETTER
                             FOR FINANCIAL RELATIONS

This Consulting Agreement ("Agreement") is made this 21st day of July, 2000 by and between Corpas Investments, Inc., located at 1640 5th Street, Suite 218, Santa Monica, California 90401 (hereinafter referred to as "the Company") and Wall Street Financing Consultants, Inc., located at 3350 NW 2nd Avenue, Suite A-42, Boca Raton, Florida 33431, a company engaged in providing consultant services (hereinafter referred to as "Consultant").

WITNESSETH THAT:

WHEREAS, the Company desires to engage Consultant to assist the Company in securing capital in the amount of $8,000,000 (the "Financial Relations"). Consultant is agreeable to such appointment, and the parties desire a written document formalizing and defining their relationship and evidencing the terms of their agreement.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants, the parties have agreed as follows:

1. APPOINTMENT: The Company hereby appoints Consultant as its non-exclusive financial consultant and hereby retains Consultant, on the terms and conditions of this Agreement. Consultant accepts such appointment and agrees to perform the services upon the terms and conditions of this Agreement.

2. TERM: The term of this Agreement shall be for twelve (12) months from the date signed. This Agreement can be terminated by either party upon giving written notice to the other party of the other party's default hereunder if such default is not cured within thirty (30) days of written notice of such default, or upon written notice from one party to the other, for any reason whatsoever, on thirty (30) days' written notice.

3.       SERVICES:

         (a) Consultant shall assist the Company through its relationship with funding sources on a best effort basis in assisting to secure capital for the Company.

         (b) The Company will pay for all pre-approved expenses and disbursements incurred by the Consultant on behalf of the Company in connection with the Financial Relations, and the Company will make itself available to attend all financial meetings with Funding Groups.

                  Initial /s/ AT                              Initial /s/ MAM
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4.       LIMITATIONS ON SERVICES: The parties recognize that certain responsibilities and obligations are imposed by Federal and State Securities Laws and by the applicable rules and regulations of Stock Exchanges, the National Association of Securities Dealers, in-house "due diligence" or "compliance" departments of brokerage houses, etc. Accordingly, Consultant agrees:

         (a) Consultant shall not conduct any meetings with Financial Analysts without informing the Company in advance of the proposed meeting and the format or agenda of such meeting.

         (b) Consultant does not hold any professional licenses. Consultant is not acting as a broker-dealer, and will not solicit the purchase of stock from individual investors. All promotion of stock will be performed within the boundaries set forth under the Securities and Exchange Act of 1934.

         (c) Consultant does not render any legal advice or perform accounting services and is not acting as an investment advisor within the meaning of the applicable State and Federal Securities Laws.

         (d) Consultant's services shall not be exclusive nor shall Consultant be required to render any specific number of hours or assign personnel to the Company or its projects.

         (e) Consultant will use its best efforts and does not promise results of funding.

5.       DUTIES OF COMPANY:

         (a) Company shall supply Consultant, on a timely basis, with all approved data and information about the Company, its management, its products and its operations, and the Company shall be responsible for advising Consultant of any facts which would affect the accuracy of any prior data and information previously supplied to Consultant so that Consultant may take corrective action.

         (b) The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material information, and data, which it supplies to Consultant, and the Company acknowledges its awareness that Consultant will rely on such continuing representation.

         (c) Company hereby agrees to indemnify Consultant against, and to hold Consultant harmless from, any claims, demands, suits, loss, damages, and the like arising out of Consultant's reliance upon the accuracy and continuing accuracy of such facts, material, information, and data, unless Consultant has been negligent in fulfilling the duties and obligations hereunder.

                           Initial /s/ AT                     Initial /s/ MAM
                           --------------                     ---------------


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6.       COMPENSATION: In the event Consultant introduces Company to any source that provides full funding, Consultant will be compensated at the time of funding $75,000.00 per million received, with any less amount to be pro-rated and adjusted proportionately for its Consulting services. This Agreement shall constitute an irrevocable payment order to the funding source.

7. CONFIDENTIALITY: Confidential information shall mean all information in oral or written form that is disclosed to a party (the "Receiving Party"), by the other party (the "Disclosing Party"), that has not been publicly made known by the Disclosing Party, either prior to or subsequent to the Receiving Party's receipt of such information. The Company agrees not to contact any of the Consultant's funding sources without the prior consent of Consultant for a period of three (3) years after termination of this Agreement.

8. ENTIRE AGREEMENT: This instrument contains the entire agreement of the parties and may be modified only by a writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement is performable in Palm Beach County, Florida.

IN WITNESS WHEREOF, the persons signing below warrant that they are duly authorized to sign for and on behalf of, the respective parties. This Agreement may be executed in duplicate originals, and any executed copy of this Agreement made by reliable means (e.g., photocopy or facsimile) shall be considered an original.

For:  Wall Street Financing                      For:  Corpas Investments, Inc.
           Consultants, Inc.

By /s/ ANTHONY TOMASSO                      By /s/ MOLLY A. MILES
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  Anthony Tomasso, President                   Molly A. Miles, CEO

Date 7/24/2000                               Date 7/24/2000
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